Exhibit 99.1

FOR RELEASE: IMMEDIATELY CONTACT: JAMES E. HURLBUTT

(847) 446-7500

STEPAN NAMES NEW VICE PRESIDENT, CHIEF FINANCIAL OFFICER

NORTHFIELD, Illinois, July 8, 2013 -- Stepan Company (NYSE: SCL) today announced that Scott D. Beamer has joined Stepan Company and will become Vice President, Chief Financial Officer succeeding James E. Hurlbutt who plans to retire after 31 years with the Company.

Mr. Beamer joins Stepan after a 16 year career at PPG Industries, Inc., most recently as Assistant Corporate Controller. Prior to that position, Scott was Chief Financial Officer of the European Region for PPG, after progressing through a variety of positions of increasing responsibility. Scott has a BS from Bloomsburg University (Pennsylvania) and an MBA from the University of Pittsburgh. Scott is also a CPA and worked at Ernst & Young for 4 years.

Mr. Beamer will assume the position of Vice President & Chief Financial Officer on August 15, 2013. Mr. Hurlbutt will remain on for a period of time to assist with a smooth transition.

ABOUT STEPAN COMPANY

Stepan Company, headquartered in Northfield, Illinois, is a leading producer of specialty and intermediate chemicals used in household, industrial, personal care, agricultural, food and insulation related products. The common and the convertible preferred stocks are traded on the New York Stock Exchange under the symbols SCL and SCLPR.

For more information about Stepan Company, please visit the Company online at www.stepan.com.

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in Stepan Company's Form 10-K, Form 8-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to), prospects for our foreign operations, foreign currency fluctuations, certain global and regional economic conditions, the probability of future acquisitions and the uncertainties related to the integration of acquired businesses, the probability of new products, the loss of one or more key customer or supplier relationships, the costs and other effects of governmental regulation and legal and administrative proceedings, including the expenditures necessary to address and resolve environmental claims and proceedings, and general economic conditions. These forward-looking statements are made only as of the date hereof, and Stepan Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.